EXHIBIT 99


                                  News Release

May 9, 2003                                      Contact: Dennis R. Stewart, CFO
FOR IMMEDIATE RELEASE                                     (215) 579-4000


       TF Financial Corporation Announces Retirement of President and CEO

     Newtown,  Pennsylvania:  TF Financial Corporation (Nasdaq National Market -
THRD), the Newtown, Pennsylvania-based parent holding company of Third Federal Bank ("Third Federal"), today announced that, effective July 1, 2003, Mr. John
R. Stranford will retire as President and Chief Executive Officer of the Corporation and Third Federal. Mr. Stranford will remain on the Board of Directors of the Corporation.

     Kent C. Lufkin, Senior Vice President and Retail Banking Officer, has today been named Executive Vice President of Third Federal Bank. It is anticipated that, effective upon Mr. Stranford's retirement, Mr. Lufkin will become President and Chief Executive Officer of the Corporation and Third Federal. Prior to joining Third Federal in 2000, Mr. Lufkin was President and Chief Executive Officer of Roebling Bank.

     Mr. Robert N. Dusek, Chairman of the Board of Directors of the Corporation, stated that "Jack Stranford has been a valuable member of the Third Federal family for more than 35 years and has particularly served Third Federal well for the past eight years as President and Chief Executive Officer. Jack has done an outstanding job for Third Federal, particularly in our transition to a publicly-held company, and we are very happy he is going to remain involved as a Director of the Corporation." Mr. Dusek went on to say that "we have every confidence that Kent Lufkin will continue our fine tradition of being the community bank of choice in Philadelphia and Bucks Counties, Pennsylvania, and Mercer County, New Jersey. We expect this will be a seamless transition." Mr. Stranford remarked "I have had 35 wonderful years with Third Federal but now it is time for me to reduce my role here and focus more on my retirement years which lie ahead. I look forward to continuing my service to the Corporation on the Board of Directors and intend to do everything I can to ensure a smooth transition."

     Third Federal Bank operates 14 full service retail and commercial banking offices in Philadelphia and Bucks Counties, Pennsylvania and in Mercer County, New Jersey. Deposits at Third Federal are insured to legal maximum amounts by the Federal Deposit Insurance Corporation (FDIC). The Corporation's common stock is traded on the Nasdaq National Stock Market under the symbol "THRD".

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. TF Financial Corporation does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.